Exhibit 16


Weinberg & Company, P.A.
         [Letterhead]

December 22, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

RE: TrimFast Group, Inc.
    File Ref. No. 0-26675
    ---------------------

We were previously the principal accountant for TrimFast Group, Inc. and, under the date of March 10, 2000 we reported on the consolidated financial statements of TrimFast Group, Inc as of December 31, 1999. On December 19, 2000, we resigned our appointment as principal accountant. We have read TrimFast Group, Inc.'s statements included under Item 4 of its Form 8-k dated December 22, 2000, and we agree with such statements.

Very truly yours,


Weinberg & Company, P.A.
Certified Public Accountants